MANAS PETROLEUM ANNOUNCES CLOSING OF PRIVATE PLACEMENT BY CANADIAN PETROMANAS ENERGY INC. AND ACCELERATED ISSUANCE OF 100,000,000 SHARES OF PETROMANAS ENERGY TO MANAS PETROLEUM SUBSIDIARY DWM

BAAR, SWITZERLAND, May 27th, 2010.

Manas Petroleum Corporation (OTCBB:MNAP) (“Manas” or the “Company”) is pleased to announce that Petromanas Energy Inc. (TSXV:PMI) (“Petromanas”) has closed a brokered private placement of 187,500,000 units ("Units") at a price of $0.40 per Unit (the "Offering") for aggregate gross proceeds of $75,000,000. Each Unit consisted of one Petromanas common share ("Common Share") and one-half of one common share purchase warrant ("Warrant"). Each whole Warrant entitles the holder to acquire one additional common share of Petromanas at a price of $0.60 per share on or before May 26, 2012.

Quantum Partners Ltd., a private investment fund managed by Soros Fund Management, LLC subscribed for 72,500,000 Units. Investment Funds managed by Columbia Wanger Asset Management subscribed for a total of 65,000,000 Units.

Pursuant to a share purchase agreement dated February 12, 2010, as amended May 25, 2010, Petromanas Energy has issued to DWM Petroleum AG ("DWM"), a wholly-owned subsidiary of Manas Petroleum, an additional 100,000,000 Petromanas common shares. DWM now has ownership and control over 200,000,000 common shares of Petromanas and the right to acquire a further 50,000,000 common shares of Petromanas. The 200,000,000 common shares represent 32.36% of the issued and outstanding common shares of Petromanas. Assuming DWM acquired the additional 50,000,000 common shares it would hold 250,000,000 common shares representing 37.42% of the partially diluted issued and outstanding shares of Petromanas.

For further information please contact:

Manas Petroleum Corp.
Bahnofstr. 9 P.O. Box 155
CH-6341 Baar, Switzerland
Phone: +41 44 718 1030
Fax: +41 44 718 1039
Email: info@manaspete.com
Web: www.manaspete.com